Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115378; 333-115379; 333-115380; 333-70646; 333-22883; 333-02135 and 333-22881) pertaining to certain employee benefit plans of Tyson Foods, Inc., and the Registration Statements (Form S-3 No. 333-53171 and Form S-3 ASR No. 333-132434) of Tyson Foods, Inc. and related Prospectuses of our report dated November 17, 2008, (except for the Subsequent Events and Condensed Consolidating Financial Statements included in Note 10 “Long-Term Debt”, as to which the date is June 24, 2009), with respect to the consolidated financial statements of the Company for the year ended September 27, 2008, included in the Company’s Current Report on Form 8-K dated June 26, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

June 24, 2009